Exhibit 99.1

PRESS RELEASE

Contact:

Kevin S. Bauer Sr. Vice President and CFO 510-668-7119	For Release: December 6, 2011

Exar Corporation Announces Appointment of Louis DiNardo as President and Chief Executive Officer

Fremont, California, December 6, 2011– Exar Corporation (Nasdaq: EXAR), today announced that Louis DiNardo will join the Company as President and Chief Executive Officer of the Company on January 3, 2012. He will replace interim President and Chief Executive Officer Richard L. Leza. In addition, Mr. DiNardo will become a member of the Company’s Board of Directors on January 3, 2012.

Mr. DiNardo brings over thirty years of successful semiconductor industry and executive management experience to the Company. Mr. Leza, Chairman of the Company’s Board of Directors, stated, “Lou brings to our organization executive leadership and demonstrated experience across a wide range of disciplines. The Board of Directors is very pleased to have him join the Company.” Mr. DiNardo added, “Exar is uniquely positioned with proven technology, talented people, a well established international brand and channel partner engagements, and a strong balance sheet; all key ingredients to driving sustained profitable growth and delivering appreciation in shareholder value. I look forward to leading the Exar team in crafting our strategy and executing to our stated initiatives.”

Most recently, Mr. DiNardo was a Partner at Crosslink Capital, a stage-independent venture capital and growth equity firm based in San Francisco. During the past five years, he has focused on semiconductor and alternative energy investments. Mr. DiNardo was formerly the President and Chief Operating officer at Intersil Corporation, which acquired Xicor Incorporated, a public company, in July of 2004. At Xicor, Mr. DiNardo held the position of President and CEO as well as Co-Chairman of the Board of Directors until the company was acquired. Mr. DiNardo spent thirteen years at Linear Technology where he was Vice President of Worldwide Marketing and General Manager of the mixed-signal business unit. He began his career in the semiconductor industry at Analog Devices Incorporated where he served for eight years in a variety of technical and management roles. Mr. DiNardo holds a B.A. from Ursinus College, 1981.

Mr. DiNardo currently serves on the Board of Directors of Synapsense Corporation, a manufacturer of high performance data center infrastructure management energy efficiency products, located in Folsom, California. Mr. DiNardo also is Chairman of the Board of Directors of SoloPower Incorporated, a manufacturer of thin-film solar cells and flexible solar modules, located in San Jose, California. Mr. DiNardo has held executive leadership positions with and served on the Board of Directors of a variety of privately held technology companies.

In connection with his appointment, Mr. DiNardo was granted an option to purchase 1,200,000 shares of the Company’s common stock. The grant was approved by the compensation committee of the Company’s Board of Directors, which committee is comprised solely of independent directors, and was granted as an inducement material to Mr. DiNardo entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The option will be effective on January 3, 2012, and the per-share exercise price of the option will be the closing price of the Company’s common stock on that date. Sixty percent of the option is scheduled to vest over a four-year period after the grant date based on Mr. DiNardo’s continued service with the Company, and the vesting of the remaining forty percent of the option is contingent on the Company’s stock price achieving certain levels established by the compensation committee during the Company’s fiscal years 2013 through 2016. For more information on Mr. DiNardo’s compensation package, please see the Company’s Current Report on Form 8-K filed with the SEC today, December 6, 2011.

About Exar

Exar Corporation delivers highly differentiated silicon, software and subsystem solutions for industrial, consumer, and enterprise applications. For over 40 years, Exar’s comprehensive knowledge of end-user markets along with the underlying analog/mixed signal and digital technologies has enabled innovative solutions that meet the needs of the evolving connected world. Exar’s technology portfolio includes solutions for power management, serial interfaces, packet-based and TDM wireline communications, enterprise storage optimization, and data security. Exar has locations worldwide providing real-time customer support to drive rapid product development. For more information about Exar, visit: www.exar.com.

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